EXHIBIT A

Directors and Executive Officers of Höegh LNG Holdings Ltd.

Name and Position	Principal Occupation or Employment Name and Position and Principal Business Address	Citizenship
Thor Jørgen Guttormsen, President and Chief Executive Officer	President and Chief Executive Officer Höegh LNG AS Drammensveien 134 0277 Oslo, Norway	Norway

Håvard Furu, Chief Financial Officer	Chief Financial Officer Höegh LNG AS Drammensveien 134 0277 Oslo, Norway	Norway

Morten W. Høegh, Chairman	5 Young Street London W8 5EH United Kingdom	Norway

Johan Pfeiffer, Deputy Chairman	Managing Director and Operating Partner Morgan Stanley Infrastructure Partners 1585 Broadway, 37th Floor New York, NY 10036, USA	Switzerland Sweden

Leif O. Høegh, Director	Drammensveien 134 0277 Oslo, Norway	Norway

Alberto Donzelli, Director	Managing Director Morgan Stanley Infrastructure Partners 25 Cabot Square, Canary Wharf London E14 4QA, United Kingdom	Italy

Martine Vice Holter, Director	Chief Executive Officer & Partner Höegh Capital Partners 5 Young Street London W8 5EH United Kingdom	United Kingdom and Canada

John Kwaak, Director	Executive Director Morgan Stanley Infrastructure Partners 1585 Broadway, 37th Floor New York, NY 10036, USA	Korea

M. Tonesan Amissah, Director	Managing Director Appleby Global Services Canon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda	United Kingdom